Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Westwater Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.001 par value per share	Other	11,668,189	$0.53	$6,184,140.17	0.0001476	$912.78
	Total Offering Amounts					$6,184,140.17		$912.78
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$912.78

(1)	Represents up to 11,668,189 shares of common stock, par value $0.001 per share, that are issuable at the option of the Registrant pursuant to a Purchase Agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The offering price is based on the average of the high ($0.54) and low ($0.52) sales price per share of the Registrant’s Common Stock as reported on the NYSE American Stock Exchange on August 30, 2024.